10-K
Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bureau of National Affairs, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-87450 and 333-140957) on Form S-8 of The Bureau of National Affairs, Inc. of our reports dated March 26, 2007, with respect to the consolidated balance sheets of The Bureau of National Affairs, Inc. and subsidiaries ("the Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, cash flows and the consolidated financial statement schedule included as Item 15(a)(2) on the Company's Form 10-K for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of the Company. Our audit report on the consolidated financial statements refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

/s/ KPMG LLP

McLean, Virginia
March 28, 2007

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